Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Reports Third Quarter 2016 Financial Results and Provides Corporate Update

Management to host webcast and conference call today at 1:30 p.m. PDT/4:30 p.m. EDT

SAN DIEGO, November 3, 2016 — Otonomy, Inc. (NASDAQ: OTIC), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear, today reported financial results for the quarter ended September 30, 2016 and provided an update on its corporate activities and product pipeline.

Third Quarter 2016 and Subsequent Highlights

•	OTIPRIO® Launch Update: In March 2016, Otonomy announced the commercial availability of OTIPRIO (ciprofloxacin otic suspension) in the United States for the treatment of pediatric patients with bilateral otitis media with effusion undergoing tympanostomy tube placement (TTP). During the launch year, Otonomy’s commercial efforts have been focused on building awareness and advocacy for OTIPRIO with physicians, gaining formulary approval in target facilities, and establishing reimbursement. These efforts require contact and coordination with multiple stakeholders including physicians, hospital pharmacists, facility administrators, and payors. A typical review by a hospital pharmacy and therapeutics (P&T) committee can take six to nine months to complete, and some institutions may initially limit usage until confirming acceptable reimbursement through submission of claims. As of the end of the third quarter, the formulary approval process has been successfully completed, and favorable reimbursement has been established, in a limited number of facilities which is reflected in the minimal revenues. We are working to build on these early successes across our group of target accounts.

As discussed at our recent Investor and Analyst Day held on October 7, commercial launch highlights through September include:

•	Otonomy has made one or more OTIPRIO presentations to >90% of the top 100 target physicians, >85% of the top 500, and >80% of the 2,000 physicians in its target market.

•	Approximately 500 physicians affiliated with 700 facilities have received OTIPRIO for use during ear tube surgery through Otonomy’s product sample program.

•	A survey of 180 physicians participating in the sample distribution program demonstrated favorable user experience with the product. More than 90% of respondents indicated a positive overall impression of OTIPRIO after using the samples and >90% indicated a likelihood to use the product in the future.

•	OTIPRIO had received formulary approval in 197 hospitals compared to 112 at the end of July (including 81 target and 116 non-target hospitals) and reviews are in process in more than 300 additional hospitals (213 target and 97 non-target hospitals). Otonomy’s success rate for formulary approval was 89% in target hospitals, demonstrating the importance of our methodical, multiple stakeholder approach.

•	121 facilities had purchased OTIPRIO compared to 74 through July, and 49% of these accounts had placed multiple orders.

•	End-user demand totaled 877 vials in the third quarter compared to 323 in the second quarter.

•	Collectively, the facilities that have purchased OTIPRIO, have formulary approvals or reviews in process, or are affiliated with physicians who have received product samples, account for approximately 40% of total annual ear tube surgeries in the United States.

•	The C code assigned to OTIPRIO by the Centers for Medicare and Medicaid Services (CMS) became effective on July 1, 2016. The company has established the Otonomy Answers™ program which includes a third party reimbursement resource to provide billing and coding information, claim review and appeals support, and national tracking of claim status to increase the level of reimbursement support services available for facilities.

•	As announced earlier this week, CMS has approved a unique J code for OTIPRIO that will become effective January 1, 2017. This new code will replace the existing C code while retaining transitional pass-through payment status.

•	Otonomy has had discussions with commercial payors representing over 125 million covered lives, and has had initial contact with all of the state Medicaid programs. Based on these discussions, the company believes that there will be limited restrictions placed by payors on the use of OTIPRIO during ear tube surgery and there will be an opportunity for many facilities to receive reimbursement for OTIPRIO in addition to the ear tube procedure payment.

•	Reducing Target Enrollment in the Phase 3 Clinical Trial of OTIPRIO in Patients with Acute Otitis Externa (AOE) in Response to FDA Question Regarding Statistical Power: Otonomy is announcing today a reduction in the target number of patients to be enrolled in the Phase 3 clinical trial for OTIPRIO in AOE from 500 to approximately 250. The previous target was proposed to the U.S. Food and Drug Administration (FDA) in conjunction with justifying a large, single registration trial rather than two trials for OTIPRIO in AOE, and provided > 99% power to achieve statistical significance for the primary endpoint of clinical cure at Day 8 versus sham treatment. In response to an FDA request regarding statistical powering of the trial, Otonomy has revised the target enrollment to approximately 250 patients which provides > 90% power for the primary endpoint. The company expects to complete this trial and announce topline results by the end of 2016.

•

Successfully Completed Open-Label Clinical Trial for OTIPRIO in Patients with History of Otitis Media Requiring Tympanostomy Tubes: In September 2016, Otonomy announced the successful completion of an open-label Phase 3b clinical trial that evaluated OTIPRIO in 501 pediatric patients with a history of otitis media requiring TTP surgery. The study results support the utility of OTIPRIO in a broader population of TTP patients including patients undergoing common concurrent surgeries and patients without bilateral effusion on the day of surgery. In addition, the Phase 3b trial demonstrated similar clinical outcomes for patients covered by commercial insurance and Medicaid which is particularly important given the well-documented observation in other conditions that medication adherence is lower and clinical outcomes are generally worse in the Medicaid patient population.

•	Successfully Completed Phase 2 Clinical Trial of OTIPRIO in Pediatric Patients with Acute Otitis Media with Tympanostomy Tubes (AOMT): In October 2016, Otonomy announced the successful completion of a Phase 2 clinical trial that evaluated a single administration of OTIPRIO for the treatment of pediatric patients with AOMT. The trial demonstrated that both OTIPRIO doses, 6 mg (0.1 mL) and 12 mg (0.2 mL), were well-tolerated and achieved higher and statistically significant (p<0.05) clinical cure rates over sham (no treatment). In particular, the proportion of patients achieving clinical cure through Day 15 following a single administration of 12 mg OTIPRIO totaled 74% compared to 15% for sham (p = 0.017). Otonomy believes this trial supports the advancement of OTIPRIO into Phase 3 in AOMT and intends to discuss the requirements for such a program with the FDA following completion of the Phase 3 AOE clinical trial.

•	Presented OTIPRIO Clinical Trial Data and Held Symposium at American Academy of Otolaryngology - Head and Neck Surgery Foundation (AAO-HNSF) Annual Meeting: In September 2016, Otonomy presented results from an OTIPRIO Phase 2 trial in AOE and sponsored a symposium related to OTIPRIO during the annual meeting of the AAO-HNSF. This meeting is the largest gathering of U.S. otolaryngologists during the year and provided an excellent opportunity to support the OTIPRIO commercial launch.

•	Successfully Completed One-Year, Multiple-Dose Clinical Safety Trial for OTO-104 in Ménière’s Disease Patients: In August 2016, Otonomy announced the successful completion of a one-year, multiple-dose clinical safety trial of OTO-104 in patients with Ménière’s disease. This prospective, randomized, placebo-controlled clinical safety trial enrolled a total of 128 patients across multiple trial sites in the United Kingdom and demonstrated that quarterly dosing of OTO-104 was well tolerated.

•	Enrollment in AVERTS-1 and AVERTS-2 Phase 3 Clinical Trials for OTO-104 in Ménière’s Disease Remains Ongoing: Otonomy is conducting two identical, parallel Phase 3 trials for OTO-104 in patients with Ménière’s disease, AVERTS-1 in the United States and AVERTS-2 in the European Union. Each trial is a 16-week, prospective, randomized, double-blind, placebo-controlled trial that is expected to enroll approximately 160 patients with unilateral Ménière’s disease. Results from the Phase 3 trials are expected in the second half of 2017.

•	Phase 1 Clinical Safety Trial of OTO-311 Remains Ongoing: OTO-311 is a single-dose, sustained-exposure formulation of the potent and selective N-Methyl-D-Aspartate (NMDA) receptor antagonist gacyclidine that is in development for the treatment of tinnitus. Several dose cohorts in the Phase 1 clinical safety trial have been completed without patient tolerability concerns. The trial will remain open into 2017 pending the potential evaluation of additional dose levels in order to establish a maximum tolerated dose. The timing for the initiation of a Phase 2 trial for OTO-311 in patients with tinnitus has not been determined.

“The OTIPRIO launch continues to progress and we are particularly encouraged by the favorable impression and likelihood of future use reported by physicians participating in the OTIPRIO sample distribution program. In addition, we are optimistic that third party reimbursement resources provided by our Otonomy Answers™ program and the recent announcement by CMS of a unique J code for OTIPRIO will help to support patient access,” said David A. Weber, Ph.D., president and CEO of Otonomy. “The third quarter also brought significant progress across our clinical pipeline with positive results reported for the OTIPRIO Phase 3b clinical trial in an expanded TTP patient population, the OTIPRIO Phase 2 clinical trial in AOMT, and the OTO-104 multiple-dose clinical safety trial in patients with Ménière’s disease. We also continue to make progress with enrollment in the OTO-104 Phase 3 trials, AVERTS-1 and AVERTS-2, and look forward to completing enrollment and reporting topline results for the OTIPRIO Phase 3 trial in AOE by end of year.”

Anticipated Upcoming Milestones

•	Completion of enrollment in the Phase 3 registration trial of OTIPRIO in AOE and announcement of topline results is expected by end of year. If the results are positive, Otonomy expects to submit a Supplemental New Drug Application (sNDA) to the FDA in the first half of 2017.

•	Initiation of a Phase 2 feasibility trial for OTO-104 in pediatric patients undergoing cisplatin chemotherapy treatment is expected in the fourth quarter of 2016.

Third Quarter Financial Highlights

•	Cash Position: Cash, cash equivalents, and short-term investments totaled $215.3 million as of September 30, 2016, compared to $184.8 million as of December 31, 2015.

•	Revenue: Net sales of OTIPRIO totaled $0.3 million for the third quarter of 2016.

•	Operating Expenses: GAAP operating expenses were $28.2 million for the third quarter of 2016, compared to $16.1 million for the third quarter of 2015. Non-GAAP operating expenses, which exclude stock-based compensation and depreciation expense, were $24.7 million for the third quarter of 2016, compared to $13.8 million for the third quarter of 2015.

•	Research and Development Expenses: GAAP research and development (R&D) expenses for the third quarter of 2016 were $15.9 million, compared to $9.6 million for the third quarter of 2015. The increase was primarily a result of increased clinical trial activities for both OTIPRIO and OTO-104 versus the prior year period. R&D-related stock-based compensation expense was $0.8 million for each of the third quarters of 2016 and 2015.

•	Selling, General and Administrative Expenses: GAAP selling, general and administrative (SG&A) expenses in the third quarter of 2016 were $11.9 million, compared to $6.5 million for the third quarter of 2015. The increase was primarily attributable to increased personnel expense and operating costs related to the commercial launch of OTIPRIO. SG&A-related stock-based compensation expense was $2.5 million for the third quarter of 2016, compared to $1.4 million for the third quarter of 2015.

•	Financial Guidance: The company reaffirms its expectations that non-GAAP operating expenses for 2016 will total $100-$105 million and that non-GAAP operating expenses for 2017 will not exceed levels for 2016. The cash burn for 2017 is expected to decline from 2016 as a result of the flat operating expense level combined with expected increases in OTIPRIO revenue.

Webcast and Conference Call

Otonomy management will host a webcast and conference call regarding this announcement at 1:30 p.m. PDT/4:30 p.m. EDT today. The live call may be accessed by dialing (877) 305-6769 for domestic callers and (678) 562-4239 for international callers with conference ID code number: 9417378. A live webcast of the call will be available online in the investor relations section of Otonomy’s website at www.otonomy.com and will be archived there for 30 days.

Non-GAAP Financial Measures

In this press release, Otonomy’s financial results are provided in accordance with generally accepted accounting principles (GAAP) in the United States and also on a non-GAAP basis. Non-GAAP financial results exclude stock-based compensation and depreciation expense. These non-GAAP results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the company’s business, are important in comparing current results with prior period results and provide additional information regarding the company’s financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally and to manage the company’s business and to evaluate its performance. Otonomy is unable to provide GAAP operating expense guidance since stock-based compensation expense is a significant component of GAAP operating expenses and stock-based compensation expense is difficult to predict and estimate due to its dependence on Otonomy’s future stock price. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.

About OTIPRIO®

OTIPRIO (ciprofloxacin otic suspension) is a fluoroquinolone antibacterial indicated for the treatment of pediatric patients with bilateral otitis media with effusion undergoing tympanostomy tube placement. OTIPRIO is administered by a physician as a single 0.1 mL (6 mg) intratympanic administration into each affected ear, following suctioning of the middle ear effusion. The thermosensitive suspension exists as a liquid at or below room temperature and gels when warmed. In two Phase 3 trials, a single intraoperative administration of OTIPRIO demonstrated a statistically significant reduction in the cumulative proportion of study treatment failures compared to tubes alone (p-value <0.001).

Important Safety Information for OTIPRIO

Contraindications: OTIPRIO is contraindicated in patients with a history of hypersensitivity to ciprofloxacin, to other quinolones, or to any of the components of OTIPRIO.

Warnings and Precautions - Potential for Microbial Overgrowth: OTIPRIO may result in overgrowth of nonsusceptible bacteria and fungi. If such infections occur, institute alternative therapy.

Adverse Reactions: Adverse reactions (incidence at least 3%) that occurred in two Phase 3 trials with OTIPRIO vs sham were: nasopharyngitis (5% vs 4%), irritability (5% vs 3%), and rhinorrhea (3% vs 2%).

Use in Specific Populations - Pediatric Use: The safety and effectiveness of OTIPRIO in infants below six months of age have not been established.

Full prescribing information can be found at www.OTIPRIO.com.

About Otonomy

Otonomy is a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. OTIPRIO (ciprofloxacin otic suspension) is approved in the United States for use during tympanostomy tube placement surgery in pediatric patients, and commercial launch commenced in March 2016. OTO-104 is a steroid in development for the treatment of Ménière’s disease and other severe balance and hearing disorders. Two Phase 3 trials in Ménière’s disease patients are underway, with results expected during the second half of 2017. OTO-311 is an NMDA receptor antagonist for the treatment of tinnitus that is in a Phase 1 clinical safety trial. Otonomy’s proprietary formulation technology utilizes a thermosensitive gel and drug microparticles to enable single dose treatment by a physician. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of Otonomy. Forward-looking statements in this press release include, but are not limited to, Otonomy’s expectations regarding potential coverage and reimbursement relating to OTIPRIO, the timing of the completion of a Phase 3 clinical trial for OTIPRIO in acute otitis externa, the advancement of OTIPRIO to Phase 3 in AOMT and related discussions with the FDA, the timing of results for the two OTO-104 Phase 3 clinical trials in Ménière’s disease, the timing of the initiation of the Phase 2 clinical trial for OTO-104 in cisplatin-induced hearing loss, the clinical program for OTO-311, the statements of Otonomy’s president and CEO, the estimated non-GAAP operating expenses for 2016 and 2017, and the increased OTIPRIO revenue in 2017. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain additional financing; Otonomy’s dependence on the commercial success of OTIPRIO and the regulatory success and advancement of additional product candidates, such as OTO-104 and OTO-311, and label expansion indications for OTIPRIO; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the preclinical and clinical results for its product candidates, which may not support further development, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct preclinical studies and clinical trials; the timing and outcome of hospital pharmacy and therapeutics reviews and other facility reviews; the impact of coverage and reimbursement decisions by third-party payors on the pricing and market acceptance of OTIPRIO; Otonomy’s dependence on third parties for the manufacture of OTIPRIO and product candidates; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to OTIPRIO and its product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2016, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Senior Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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Otonomy, Inc.

Condensed Balance Sheet Data

(in thousands)

	As of September 30,	As of December 31,
	2016	2015
	(unaudited)
Cash and cash equivalents	$19,760	$158,664
Short-term investments	195,504	26,172
Total assets	228,383	193,030
Total liabilities	13,044	11,496
Accumulated deficit	(248,148)	(164,137)
Total stockholders’ equity	215,339	181,534

Otonomy, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)
Product sales, net	$321	$—	$410	$—
Operating expenses:
Cost of product sales	351	—	755	—
Research and development	15,944	9,589	46,558	25,485
Selling, general and administrative	11,884	6,492	37,725	15,345

Total operating expenses	28,179	16,081	85,038	40,830

Loss from operations	(27,858)	(16,081)	(84,628)	(40,830)
Other income (expense)	286	116	617	304

Net loss	$(27,572)	$(15,965)	$(84,011)	$(40,526)

Net loss per share, basic and diluted	$(0.91)	$(0.66)	$(2.81)	$(1.70)

Weighted-average shares used to compute net loss per share, basic and diluted	30,173,915	24,197,160	29,878,040	23,847,988

Otonomy, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)
Reconciliation of GAAP to non-GAAP operating expenses
GAAP operating expenses	$28,179	$16,081	$85,038	$40,830
Non-GAAP adjustments
Cost of product sales stock-based compensation expense	(30)	—	(34)	—
R&D stock-based compensation expense	(790)	(819)	(2,215)	(2,094)
SG&A stock-based compensation expense	(2,501)	(1,401)	(7,034)	(3,227)
Depreciation expense	(176)	(88)	(496)	(212)

Total non-GAAP adjustments	(3,497)	(2,308)	(9,779)	(5,533)

Non-GAAP operating expenses	$24,682	$13,773	$75,259	$35,297

Reconciliation of GAAP to non-GAAP net loss
GAAP net loss	$(27,572)	$(15,965)	$(84,011)	$(40,526)
Non-GAAP adjustments	3,497	2,308	9,779	5,533

Non-GAAP net loss	$(24,075)	$(13,657)	$(74,232)	$(34,993)

Reconciliation of GAAP to non-GAAP net loss per share
GAAP net loss per share, basic and diluted	$(0.91)	$(0.66)	$(2.81)	$(1.70)
Non-GAAP adjustments	0.12	0.10	0.33	0.23

Non-GAAP net loss per share, basic and diluted	$(0.79)	$(0.56)	$(2.48)	$(1.47)

Weighted-average shares used to compute net loss per share, basic and diluted	30,173,915	24,197,160	29,878,040	23,847,988